Exhibit 7

CITIGROUP CONSOLIDATED BALANCE SHEET

(In millions of dollars)

						1Q22 Increase/
	March 31,	June 30,	September 30,	December 31,	March 31,	(Decrease) from
	2021	2021	2021	2021	2022(1)	4Q21	1Q21
Assets
Cash and due from banks (including segregated cash and other deposits)	$26,204	$27,117	$28,906	$27,515	$27,768	1%	6%
Deposits with banks, net of allowance	298,478	272,121	294,902	234,518	244,319	4%	(18)%
Securities borrowed and purchased under agreements to resell, net of allowance	315,072	309,047	337,696	327,288	345,410	6%	10%
Brokerage receivables, net of allowance	60,465	61,138	59,487	54,340	89,218	64%	48%
Trading account assets	360,659	370,950	342,914	331,945	357,997	8%	(1)%
Investments
Available-for-sale debt securities, net of allowance	304,036	302,977	295,573	288,522	264,774	(8)%	(13)%
Held-to-maturity debt securities, net of allowance	161,742	176,742	198,056	216,963	242,547	12%	50%
Equity securities	7,181	7,344	7,220	7,337	7,281	(1)%	1%
Total investments	472,959	487,063	500,849	512,822	514,602	-	9%
Loans, net of unearned income
Consumer(2)	375,532	380,804	369,292	376,534	350,328	(7)%	(7)%
Corporate(3)	290,456	296,030	295,472	291,233	309,341	6%	7%
Loans, net of unearned income	665,988	676,834	664,764	667,767	659,669	(1)%	(1)%
Allowance for credit losses on loans (ACLL)	(21,638)	(19,238)	(17,715)	(16,455)	(15,393)	6%	29%
Total loans, net	644,350	657,596	647,049	651,312	644,276	(1)%	-
Goodwill	21,905	22,060	21,573	21,299	19,865	(7)%	(9)%
Intangible assets (including MSRs)	4,741	4,687	4,553	4,495	4,522	1%	(5)%
Other assets, net of allowance	109,433	116,089	123,947	125,879	146,128	16%	34%
Total assets	$2,314,266	$2,327,868	$2,361,876	$2,291,413	$2,394,105	4%	3%
Liabilities
Non-interest-bearing deposits in U.S. offices	$138,192	$149,373	$145,103	$158,552	$153,666	(3)%	11%
Interest-bearing deposits in U.S. offices	497,335	485,589	567,902	543,283	557,327	3%	12%
Total U.S. deposits	635,527	634,962	713,005	701,835	710,993	1%	12%
Non-interest-bearing deposits in offices outside the U.S.	101,662	101,723	94,016	97,270	98,579	1%	(3)%
Interest-bearing deposits in offices outside the U.S.	563,786	573,596	540,507	518,125	524,139	1%	(7)%
Total international deposits	665,448	675,319	634,523	615,395	622,718	1%	(6)%
Total deposits	1,300,975	1,310,281	1,347,528	1,317,230	1,333,711	1%	3%
Securities loaned and sold under agreements to resell	219,168	221,817	209,184	191,285	204,494	7%	(7)%
Brokerage payables	60,907	59,416	60,501	61,430	91,324	49%	50%
Trading account liabilities	179,117	174,706	179,286	161,529	188,059	16%	5%
Short-term borrowings	32,087	31,462	29,683	27,973	30,144	8%	(6)%
Long-term debt	256,335	264,575	258,274	254,374	253,954	-	(1)%
Other liabilities(4)	62,404	62,701	75,810	74,920	94,066	26%	51%
Total liabilities	$2,110,993	$2,124,958	$2,160,266	$2,088,741	$2,195,752	5%	4%
Equity
Stockholders' equity
Preferred stock	$20,280	$17,995	$17,995	$18,995	$18,995	-	(6)%
Common stock	31	31	31	31	31	-	-
Additional paid-in capital	107,694	107,820	107,922	108,003	108,050	-	-
Retained earnings	174,816	179,686	183,024	184,948	187,962	2%	8%
Treasury stock, at cost	(65,261)	(68,253)	(71,246)	(71,240)	(73,744)	(4)%	(13)%
Accumulated other comprehensive income (loss) (AOCI)(5)	(35,011)	(35,120)	(36,851)	(38,765)	(43,585)	(12)%	(24)%
Total common equity	$182,269	$184,164	$182,880	$182,977	$178,714	(2)%	(2)%
Total Citigroup stockholders' equity	$202,549	$202,159	$200,875	$201,972	$197,709	(2)%	(2)%
Noncontrolling interests	724	751	735	700	644	(8)%	(11)%
Total equity	203,273	202,910	201,610	202,672	198,353	(2)%	(2)%
Total liabilities and equity	$2,314,266	$2,327,868	$2,361,876	$2,291,413	$2,394,105	4%	3%

(1)	Preliminary.

(2)	Consumer loans include loans managed by PBWM and Legacy Franchises (other than Mexico Small Business & Middle-Market Banking (Mexico SBMM) loans).

(3)	Corporate loans include loans managed by ICG and Legacy Franchises-Mexico SBMM.

(4)	Includes allowance for credit losses for unfunded lending commitments. See page 15.

(5)	As discussed in note 2 on page 1, Citi's third quarter of 2021 results include an approximate $680 million loss on sale (an approximate $580 million after-tax), related to Citi’s agreement to sell its Australia consumer banking business. The loss primarily reflects the impact of an approximate $625 million ($475 million (after-tax)) currency translation adjustment (CTA) loss (net of hedges) at September 30, 2021, December 31, 2021 and March 31, 2022, already reflected in the Accumulated Other Comprehensive Income (AOCI) component of equity. Upon closing, the CTA balance will be removed from the AOCI component of equity, resulting in a neutral impact from CTA to Citi’s Common Equity Tier 1 Capital.

NM Not meaningful.

Reclassified to conform to the current period's presentation.